SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2007

INYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-83152	75-2870720
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

825 Third Avenue, 40th Floor, New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 838-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Arrangement

On June 28, 2007, the Company’s three United Kingdom (U.K.) subsidiaries, Inyx Pharma Limited, Inyx Europe Limited and Ashton Pharmaceuticals Limited (the “UK Companies”) received a letter from the Company’s principal lender, Westernbank Puerto Rico (“Westernbank”), alleging that the UK Companies were in default under the loan and security agreements with Westernbank as a result of failing to comply with certain covenants under such agreements. Westernbank informed the UK Companies that it was accelerating the loans and appointing an Administrator over the business of the UK Companies. As a result, a U.K. court-appointed Administrator has taken over control of the UK Companies. The Company does not admit that it is in default and is reviewing with U.K. legal counsel its available options and remedies in this matter.

On June 29, 2007, the Company and its wholly-owned subsidiary Inyx USA, Ltd. (collectively, the “Inyx Parties”), together with the Company’s Chairman and Chief Executive Officer, Dr. Jack Kachkar, and his wife, filed suit against Westernbank in New York State Supreme Court, asserting various causes of action seeking no less than $500 million in compensatory damages, as well as punitive damages. The complaint alleges, among other things, that Westernbank acted in bad faith and in a commercially unreasonable manner by blocking the flow of funds from the Inyx Parties’ customers to the Company, and preventing the Inyx Parties from paying their debts. The complaint asserts causes of action for breach of contract and breach of the implied covenant of good faith and fair dealing, promissory estoppel, wrongful dishonor of checks, wrongful impairment of collateral, tortious interference or impairment with prospective business relations, and third-party beneficiary of contract and of tortious interference with contracts and prospective business relations.

On June 29, 2007, Westernbank issued a demand for the immediate payment by the Company and its U.K. and U.S. subsidiaries for all outstanding loans and all other obligations claimed under the loan documents with the Bank.

On July 2, 2007, as an additional measure to protect the Company against further potential damaging actions by Westernbank, the Company placed its non-UK subsidiaries, Inyx USA, Ltd. and Exaeris Inc. ("US Companies"), in Chapter 11 bankruptcy protection filings made in the US Bankruptcy Court in the District of Delaware, case numbers Ch-11 07-10888 and Ch-11 07-10887, respectively.

Inyx, Inc., the Registrant, is not itself a party to such Chapter 11 filings.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective June 29, 2007, Rima Goldshmidt, Vice President - Treasurer and corporate Secretary, resigned from her positions with the Company.

Effective June 30, 2007, Douglas Brown resigned as a director, chairman of the Compensation Committee and member of the Audit Committee.

Effective July 1, 2007, Peter Littmann and Roger Harrison resigned as directors of the Company, and Joseph Rotmil resigned as director, chairman of the Audit Committee and member of the Compensation Committee. The Registrant believes the resignations of Messrs. Brown, Harrison, Littman and Rotmil were occasioned by the controversy with the Company’s lender and the desire to avoid becoming involved in the litigation that has been commenced by the Company.

Effective July 1, 2007, Jay M. Green was elected as a director to fill a vacancy on the Board.

Effective July 2, 2007, David Zinn resigned as the Company’s Vice President of Finance and principal accounting officer.

Effective July 2, 2007, Steven Handley and Colin Hunter resigned as Directors of the Company. The Company believes that the resignations of Messrs. Handley and Hunter were due to the possible conflict of interest they may face in serving on the Board while continuing to manage the UK Companies under the control of the Administrator.

Item 8.01 Other Events

The Company’s management team, led by Dr. Kachkar, will continue to attempt to pursue a transaction to buy out all unaffiliated shareholders, as announced on March 26, 2007, although any such transaction may be postponed while resolutions to the matters discussed above are being pursued.

Dr. Kachkar also currently intends to provide financing to the Registrant and to the US Companies in reorganization as approved by the Bankruptcy Court in order to enable them to continue their operations and business development activities.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INYX, INC.

By:	/s/ Jack Kachkar
Jack Kachkar, Chairman and Chief Executive Officer

Dated:  July 3, 2007